Exhibit 99.1

Warren Resources Elects Not to Make Senior Notes Interest Payment and Anticipates Negotiations With Noteholder Group

DENVER, February 1, 2016 (GLOBE NEWSWIRE) — Warren Resources, Inc. (“Warren”) (NASDAQ:WRES) today announced that it has elected not to make the approximately $7.5 million semi-annual interest payment due February 1, 2016 on its outstanding $167.3 million aggregate principal amount of 9.00% Senior Notes due 2022 (the “Notes”), although it currently has sufficient liquidity to make the interest payment in full.

Failure to pay this interest amount on February 1 is not immediately an event of default under the indenture governing the Notes, but would become an event of default if the payment is not made within 30 days of such date.  Upon an event of default under the indenture governing the Notes, the trustee or holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal amount of the Notes plus accrued and unpaid interest to be due and payable.  A failure to pay interest on the Notes within the 30-day grace period would also result in events of default under Warren’s first lien credit facility and second lien credit facility, which would entitle the administrative agents and lead lenders thereunder to declare all obligations thereunder to be immediately due and payable.

Warren has engaged Jefferies LLC as financial adviser in connection with a potential restructuring of its balance sheet, and has initiated restructuring discussions with representatives of the creditors under its first and second lien credit facilities.

With respect to Warren’s restructuring efforts, James A. Watt, Warren’s President and Chief Executive Officer, stated “Based on positive discussions with secured lenders, and with approval from our board of directors, we have made the strategic decision to defer the February 1 interest payment on our unsecured notes in anticipation of beginning a similarly constructive dialogue with our unsecured noteholders.  Our substantial cash position allows us to continue to meet all of our obligations to pay suppliers, employees and others, and to continue to fund our operations.  We look forward to using the interest payment grace period to begin discussions aimed at achieving an improved capital structure that, in light of challenging commodity prices, would be viable in the long term and in the best interests of all of Warren’s stakeholders, including our creditors, equity holders and employees.”

Forward-Looking Statements

Portions of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  A number of factors may cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release.  Warren believes that its expectations are based on reasonable assumptions.  No assurance, however, can be given that such expectations will prove to have been correct.  Some factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: the market prices of oil and gas and hedging activities undertaken in relation thereto; financial market conditions and the availability of liquidity; lenders’ willingness to waive or amend financial covenants applicable to Warren; delisting of Warren’s stock; changes in expected levels of oil and gas reserve estimates and production estimates; the inability to drill wells on a substantial portion of Warren’s acreage due to insufficient capital, market conditions or other factors; the timing and results of drilling and other development activities; any inability to hold substantial leases; governmental and environmental regulations and permitting requirements and delays; the availability of capital and credit market conditions; unsuccessful exploratory activities; unexpected cost increases; delays in completing production, treatment and transportation facilities; the availability and cost of obtaining equipment and technical personnel; operating hazards; risks associated with the availability of acceptable transportation arrangements; unanticipated operational problems; potential liability for remedial actions under existing or future environmental regulations; changes in tax, environmental and other laws applicable to Warren’s business as well as general domestic and international economic and political conditions; concentration of customers; inability to replace reserves as they are produced; climate change; computer security breaches; and factors that may affect Warren’s common stock, including the numbers of shares subject to registration rights; stock price volatility; anti-takeover measures in Warren’s organizational documents; and any failure to make appropriate assumptions or estimates in the preparation of Warren’s financial statements or to maintain adequate internal control over financial reporting.  All forward-looking statements are made only as of the date hereof and, unless legally required, Warren undertakes no obligation to update any such statements, whether as a result of new information, future events or otherwise.  Further information on risks and uncertainties that may affect Warren’s operations and financial performance, and the forward-looking statements made herein, is available in Warren’s filings with the Securities and Exchange Commission (www.sec.gov), including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other public filings and press releases.

About Warren Resources

Warren Resources, Inc. is an independent energy company engaged in the acquisition, exploration, development and production of domestic oil and natural gas reserves.  Warren’s activities are primarily focused on oil in the Wilmington field in the Los Angeles Basin in California, natural gas in the Marcellus Shale in Pennsylvania, and the Washakie Basin of Wyoming.

Contact:

Dan Collins, Investor Relations

(888) 387-1575